EXHIBIT 10.23

                    KIOSK PROGRAM AGREEMENT

     THIS KIOSK PROGRAM AGREEMENT (the "Agreement") is entered into this 10th day of October, 1996, between WIRELESS COMMUNICATIONS CENTERS, INC. ("WCCI"), a Delaware corporation with its principal place of business at 6140-C Northbelt Parkway, Norcross, Georgia 30071, and SERVICE MERCHANDISE COMPANY, INC., a Tennessee corporation with its principal place of business at 7100 Service Merchandise Drive, Brentwood, Tennessee 37027 ("Retailer").

                         RECITALS

     WCCI provides certain wireless telecommunications (PCS, voice and data, but excluding paging services) services ("Service") within the areas set forth in Exhibit A ("Area"). WCCI also sells cellular telephones, mobile end stations, wireless modems, and related equipment to enable use of the Service ("Equipment"), when available, to potential subscribers
to Service in the Area.   WCCI desires to sell Service and
Equipment to Retailer's customers who become subscribers to Service ("Subscribers") and to obtain an exclusive right to offer such Equipment (subject to the exceptions stated in paragraph 3.b.) and Service to Subscribers from portable kiosks owned and maintained by WCCI ("Kiosks") and located in Retailer's retail locations listed in Exhibit B attached hereto ("Locations") subject to WCCI and/or Retailer being able to terminate any
existing Cellular Service Agreement for each Location.   Retailer
desires to permit the use of Kiosks within its locations.

1.   Kiosks

     a.   Placement.   Retailer hereby grants to WCCI an
exclusive right to install and occupy Kiosks and to offer and obtain orders for Equipment and Service from Kiosks within its Locations, in accordance with the terms of this Agreement. Retailer agrees that it will allocate visible and accessible space, reasonably acceptable to WCCI and no smaller than six feet by eight feet (provided the particular Location has adequate room as determined by Retailer), within each of the Locations for purposes of placement of Kiosks, and will provide access to available lighting, power, telephone lines and work space surrounding the Kiosks for WCCI representatives ("Kiosk Representatives") to demonstrate and conduct transactions




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relating to the sale of Equipment and Service.  Actual size of
Kiosks for Locations shall be mutually determined on a store by store basis based on each store fixture planogram, before
construction is commenced.   WCCI shall obtain and pay for any
additional telephone and power line installations required, and shall pay for any necessary additional equipment and monthly
service charges for such power and telephone service.   Any such
costs incurred by Retailer relating to the power and telephone installments shall be reimbursed by WCCI within 30 days from date
of Retailer's invoice.   Each Kiosk may be moved within each
Location no more than once in every calendar year, unless
otherwise agreed by the parties.   Retailer shall permit WCCI to
install signs or banners at each Location of a type to be
mutually agreed by the parties at the expense of WCCI.   The
Kiosks shall be a type which shall be approved in advance by Retailer and occupy a space having dimensions not greater than
that noted for each store in Exhibit B.   WCCI shall be
responsible for maintaining the Kiosks and for keeping the Kiosks clean.

     b.   Kiosk Installation and Commencement of Operation
Schedule.   Exhibit B to this Agreement contains dates for
completion of the Kiosk installation and commencement of operation of the Kiosk for each of Retailer's stores listed.
The parties acknowledge and agree that such dates are projections based on the best information available at the time of signing
this Agreement and are subject to change.   Notwithstanding, WCCI
agrees to have at least the following number of Kiosks installed and operational by the noted dates:

  Stores            Installation             Commencement of
With Kiosks         Completion Date          Operations Date
     20             October 31, 1996         November 15, 1996
     25             January 31, 1997         February 15, 1997
     25             February 28, 1997        March 15, 1997
     25             March 31, 1997           April 15, 1997
     25             April 30, 1997           May 15, 1997

No further Kiosks are to be installed unless approved in writing
by Retailer.   Upon notification by Retailer of its intention to
terminate contract with a third party cellular carrier, in any market (other than AT&T markets), WCCI shall advise Retailer in
writing of its acceptance of such market.   Upon such acceptance,
Retailer shall give WCCI sixty (60) days notice prior to the



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effective date of such contract termination during which period
Retailer shall make available space for installation of Kiosks in each retail location in such market, it being the intent of the parties that there shall be no interruption in available carrier service.

     c.   Inventory Receiving Procedures.   Retailer shall
develop and provide procedures for Retailer store employees and Kiosk representatives to follow when Equipment inventory is received in a Retailer store.

     d.   Additional Retail Locations.   In the event that
Retailer desires to offer Service and/or Equipment through kiosks in any of Retailer's retail stores not included in this Agreement (including any stores opened subsequent to the date hereof) located in an area in which AT&T does not offer cellular services at such time, then WCCI shall have the right to install and occupy such Kiosks under the terms of this Agreement, subject to Retailer's existing legal obligations to current carriers.

2.   Kiosk Staffing

     a.   Hiring.   WCCI will be responsible for staffing the
Kiosks with Kiosk Representatives during all regular business hours of each Location, up to a maximum of eighty (80) hours per
week.   For Retailer stores with kiosks having an area of 24
square feet or less (external dimensions), the minimum number of hours per week that the kiosk must be staffed by WCCI shall be reduced to sixty (60), ninety (90) days following initial
commencement of operation.   However, all kiosks shall be staffed
eighty (80) hours per week during the period from November 15
through December 31 each year.   WCCI will be responsible for
arranging, directly or through third-party employers, for all screening, hiring, termination, compensation, workers' compensation, disability and taxes applicable to persons staffing
the Kiosks.   Kiosk Representatives shall wear clothing and name
tags which identify them as employees of WCCI and distinguish them from Retailer employees, and shall not act or present
themselves as employees or agents of Retailer.   Kiosk
Representatives shall adhere to the policies of Retailer concerning security, dress (except as noted above) and deportment and shall follow the directions of Retailer's managers regarding
these matters.   Retailer shall have the opportunity to interview
all potential Kiosk Representatives after they have satisfactorily completed WCCI's interview and selection process (prior to hiring), and shall provide approval, not to be unreasonably or untimely withheld, prior to conveyance of an offer.


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     b.   Termination.   In the event Retailer or WCCI becomes
dissatisfied with the conduct or performance of any Kiosk Representative, then both Retailer and WCCI agree to cooperate in good faith to review the relevant facts and issues in a timely manner, and to mutually agree on the appropriate action to be taken, which may include disciplinary action, switching of stores
or termination.   Due consideration shall be given to the
recommendations of Retailer and Retailer's store management as to the actions to be taken and the need to have competent, professional Kiosk Representatives to serve the best interests of
Retailer and WCCI.   Notwithstanding, after completion of the
above procedures, Retailer shall have the right, at its sole discretion, on no less than one (1) business day's prior written notice, to require WCCI to replace a particular Kiosk Representative and not use this person at any other Location. Retailer shall include in the notice described in the preceding sentence the grounds for removal of such Kiosk Representative .

3.   Fulfillment

     a.   Service.   At Kiosks, WCCI representatives will: (i)
explain to customers the types of Service plans available; (ii) explain and help customers complete the appropriate subscriber agreement for the Service plan chosen; (iii) perform all necessary credit checks; (iv) process all necessary deposits; and
(v) arrange for activation of Equipment; and (vi) provide
customer care service after activation of Subscribers.   All
rates, terms and conditions of Service shall be set by WCCI's
approved carrier in its sole discretion.   WCCI shall use its
best efforts to have all activations completed and tested at the Kiosk, prior to completion of the transaction provided, however, if the Subscriber desires off-site activation, WCCI shall have the right to use its- "RAP" System for activation by the Subscriber. Kiosk Representatives shall promote the availability of on-site activation and only offer the "RAP" System in response to a request to activate at a later time or due to the inability
of the local carrier to enable on-site activation.   WCCI shall
make available from the Kiosk at each Location all service rate plans which it or its carrier makes available in the Area for
such Location.   WCCI agrees to accept returns of cellular
telephone equipment purchased from Retailer prior to the
effective date of this Agreement.   Such returns shall be handled
by WCCI either refunding to the customer the amount of the original purchase or providing replacement equipment, at the customer's election, subject to the customer providing an original sales receipt and that the request for refund or exchange is not more than thirty (30) calendar days after the
original date of purchase.   The parties shall mutually agree on
the procedure to follow for compensation and/or return between each other, for such customer returns/exchanges on a product by product basis.
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     b.   Equipment.   (i) WCCI, through its Kiosk
Representatives, will offer to sell and sell Equipment from the
Kiosks.   At all times prior to sale of the Equipment to a
Subscriber, all rights and title to the Equipment shall vest with WCCI and WCCI shall have all rights and title to the proceeds of
the sale of Equipment.   The retail price and models of Equipment
to be sold shall be determined by WCCI and WCCI shall use its best efforts to offer competitive prices in the markets for each
Location.   From the date of this Agreement through September 31,
1997, WCCI shall sell from the Kiosks all Equipment, if available, advertised in Retailer's 1996-1997 merchandise catalog
to be sent to Retailer's customers in the summer of 1996.   Upon
the request of Retailer, WCCI shall provide Retailer with information regarding Equipment and Equipment retail prices so that such information may be included in advertising mailers sent
by Retailer.   Upon any renewal of this Agreement, the obligation
of WCCI to sell Equipment advertised by Retailer in its Annual merchandise catalog shall continue and apply to WCCI for
corresponding times for each subsequent Annual Catalog.   In the
event WCCI is unable to purchase Equipment advertised by Retailer, or unable to purchase such Equipment at competitive prices, Retailer, to the extent it has sufficient inventory, shall sell such Equipment to WCCI in limited quantities at Retailer's direct cost (including purchase price and other costs directly relating to purchase, shipment and warehousing), on net
due 30 days terms.   Retailer shall have the right to require
WCCI not to carry Equipment in Kiosks from a particular
manufacturer's supplier.   WCCI shall comply with any such
request within ninety (90) days from receipt.   Notwithstanding
anything in this Agreement to the contrary, Retailer shall have the right to sell products related to cellular telephones, PCS, mobile end stations, and wireless modems, such as, but not limited to, accessories thereto, if such were offered by Retailer at the time this Agreement was signed or if not carried by WCCI
for resale.   Retailer agrees not to restock such products in any
Retailer Stores where Kiosks are operational if such products are carried by WCCI in such stores.

          (ii) WCCI also agrees to purchase Retailer's current inventory in each location at the time its respective kiosk
operation commences.   The purchase price shall be that indicated
in the list attached to this Agreement as Exhibit F.   Payment
terms for such inventory purchased shall be 50% of purchase price due thirty days from the date WCCI first commences operations of the applicable KIOSK, and the remaining 50 percent due thirty days thereafter.




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     c.   Subscriber Inquiries.   Retailer shall refer all
inquiries from Subscribers or potential Subscribers regarding the Service or Equipment, including, but not limited to, customer care and Equipment return inquiries, to WCCI.

     d.   Sales Tax and Charge Card.   WCCI shall be responsible
for receiving all payments from Subscribers for any required security deposits and for Equipment sold by WCCI from the Kiosks and for collecting and remitting any applicable sales taxes. WCCI shall also accept the Service Merchandise charge card for payment by Subscribers for Equipment and any required security
deposit.   WCCI shall be liable for any chargebacks of the
purchase price for failure to obtain or retain the customer's signature or to otherwise follow the required procedures of Bank One in accepting the Service Merchandise Charge Card.

     e.   WCCI Contact Persons.   WCCI hereby designates the
following persons for primary contact for communications on the listed subjects:

Payment of fees to Retailer: Judanne Tyne
Personnel Issues: Linda Florenzie or Jim Dunnavant

WCCI shall notify Retailer in writing of any changes in the above designations.

4.   Term and Termination

     a.   Term.   The initial term of this Agreement shall begin
on the date of this Agreement and extend through January 31, 1998, unless earlier terminated by either party in accordance
with this Agreement.   This Agreement shall automatically renew
for additional one-year terms unless either party gives the other party written notice of its intent not to renew at least sixty
(60) days prior to the end of the then current term.   However,
after the initial term, either party may terminate this Agreement at any time with or without cause by providing sixty (60) days' prior written notice, except that termination by either party pursuant to this provision shall not be effective during the months of October, November and December of each year.

     b.   Termination.   This Agreement may be terminated by
either party, immediately upon the sending of a written notice to the other party for any of the following reasons: (i) a breach by one party which the other party does not fully cure within thirty
(30) days after the non-breaching party sends the breaching party a written notice of the breach, (ii) the commission of any



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illegal act or the filing of any criminal indictment or
information against either party of its officers or directors who have any participation in matters relating to this Agreement, or
(c) the insolvency of either party, either party becoming the subject of a petition in bankruptcy, the appointment of a receiver for either party's business, or the entry by either party into any arrangement with or assignment for the benefit of creditors.

     c.   Kiosk Removal.   Upon receipt of any notice of
termination or intent not to renew, the parties shall cooperate in effecting a prompt and orderly removal of the Kiosks and Equipment and related materials from all Locations immediately after termination of the Agreement.

     d.   Equipment Returns.   After termination of this
Agreement, if Retailer elects to accept returns of Equipment from Subscribers, Retailer shall refund Subscribers the amount paid to WCCI, and WCCI shall reimburse Retailer for the amount of such refunds plus return shipping charges within fifteen (15) days following receipt of an invoice from Retailer provided such returns were received within thirty (30) days following date of
purchase by the subscriber.   Retailer shall ship returned
Equipment to WCCI, freight prepaid, FOB origin, within fifteen
(15) days following receipt of payment from WCCI for the refunds.

5.   Compensation, Letter of Credit, Audit Rights

     a.   Fees.   As compensation for the rights granted in this
Agreement to sell Service from Kiosks, WCCI agrees to pay to Retailer a Program Fee ("Program Fee") and other fees according
to the terms of Exhibit C attached to this Agreement.   WCCI may
amend Exhibit C upon ninety (90) days' prior written notice to
Retailer.   In the event the Program Fee is amended by WCCI so
that the reduction during the initial term or any renewal term is ten percent (10%) or greater, Retailer may terminate this Agreement upon thirty (30) days' prior written notice to WCCI provided Retailer sends such notice no more than fifteen (15) days after Retailer receives notice of the amendment to Exhibit C, upon which such termination is based.

     b.   Letter of Credit.   WCCI agrees to immediately obtain
and continue to maintain for the benefit of Retailer, an irrevocable letter of credit in an amount equal to the amount owed under this Agreement plus applicable late payment charges, rounded up to the nearest $10,000, in the event WCCI becomes more than ten (10) days past due for any amounts owed to Retailer



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under this Agreement.   The terms of the letter of credit shall
permit Retailer to obtain payment from the issuing bank the amount of Program Fees and other fees due to Retailer pursuant to Exhibit C and any other amounts due by WCCI to retailer under this Agreement, when WCCI is greater that ten (10) days past the
due dates specified in this Agreement.   The letter of credit
shall conform to the terms of that attached hereto as Exhibit D,
or as otherwise agreed to by the parties in writing.   In the
event Retailer draws on the letter of credit, WCCI shall pay to the issuing bank the amount necessary to return the amount of the letter of credit to its original amount, and provide any additional documentation necessary to verify to Retailer that such has occurred: After termination or expiration of this Agreement, upon payment by WCCI of all amounts owed by WCCI to Retailer under this Agreement, Retailer shall so notify the issuing bank in writing that all such obligations have been satisfied by WCCI and that the Letter of Credit may be canceled.

     c.   Late Payment Charges.   Amounts owed by WCCI to
Retailer under this Agreement which remain unpaid in excess of thirty days following the due date, shall automatically incur a late payment charge equal to the prime rate for the Chase Manhattan Bank as of the date invoiced, plus two (2) percentage points, per month.

     d.   Reports.   WCCI agrees to timely provide to Retailer,
the reports listed in Exhibit E, in accordance with the time periods designated and to the attention of the persons designated
therein.   Such reports shall list the full name, address, land
line telephone number and cellular telephone number for each
subscriber.   WCCI shall also make available to Retailer by means
of electronic data interchange or other electronic means of communication, data for all transactions which occur through each
Kiosk on a daily basis.   Such data shall contain sufficient
detailed information to enable verification in an independent audit by or on behalf of Retailer that all transactions have been correctly recorded and Retailer has been paid the correct amounts by WCCI.

     e.   Audits.   Retailer may audit WCCI's records at any
KIOSK and at its corporate operations headquarters (as well as any central location used by WCCI to maintain its records) to
confirm WCCI's compliance with this Agreement.   Such an audit
(a) may occur no more than two (2) times in any calendar year,
(b) requires one week's prior written notice to WCCI, (c) may include only such records as are reasonably necessary to confirm WCCI's compliance with its obligations under this Agreement, and
(d) shall be made at Retailer's expense.   In the event the


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results of any audit show that WCCI owes Retailer more than
$1,000 from transactions occurring more than 60 days prior to the audit, exclusive of amounts in dispute which WCCI has previously notified Retailer, then in addition to paying the amount owed,
WCCI shall pay Retailer for its cost of the audit.   The
provisions of this Audit Paragraph shall survive termination of this Agreement.

     f.   Record Retention.   WCCI shall maintain, at its own
expense, a disaster recovery plan which includes off-site storage of records, data and equipment necessary for it to perform under this Agreement in the event of a disaster at its principal operational location.

     g.   Financial Disclosures.   (i) Within sixty (60) days
after the close of each quarterly accounting period in each
fiscal year of USCI, Inc.   other than the last such quarter of
any fiscal year, WCCI shall furnish to Retailer the consolidated
balance sheet of USCI, Inc.   as at the end of such quarterly
period and the related consolidated statements of income and sources and uses of cash for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of
such quarterly period.   In each case the comparative figures for
the related period in the prior fiscal year shall be set forth
and certified by the chief financial officer of USCI, Inc.   as
being prepared to the best of his knowledge, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and provided that such statements may omit footnote disclosures required by GAAP.

          (ii) Within one hundred twenty (120) days after the close of each fiscal year for USCI, Inc., WCCI shall furnish to Retailer the consolidated and consolidating balance sheets of
USCI, Inc.   through the end of such fiscal year and the related
consolidated and consolidating statements of income and retained
earnings and cash flows for such fiscal year.   In each case
comparative figures for the preceding fiscal year shall be set
forth.   The consolidated financial statements shall be certified
by independent certified public accountant of recognized regional or national standing acceptable to Retailer, and include a report by such accounting firm stating that the audit was conducted in
accordance with GAAP consistently applied.   It shall also be
certified by the chief financial officer of USCI, Inc.

6.   Representations and Warranties

     Both parties agree that they will adhere strictly to the highest standards of fair dealing and business conduct, that they


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will timely cooperate with the other party in implementation and operating under the terms of this Agreement, and that both shall refrain from any business practice, promotion, or advertising which may be injurious to the business or goodwill of either.

7.   Service Marks, Trademarks and Trade Names/Advertising

     a.   Marks.   Neither party will use any of the service
marks, trademarks, or trade names (collectively the "Marks") of the other party without such party's prior written consent and only under the terms of any such consent; provided, however, that WCCI may use, without Retailer's consent, Retailer's name and address in promotional materials and advertising for the purpose of informing potential subscribers of locations at which Service
may be purchased.   Each party will comply with all rules and
procedures pertaining to the Marks prescribed by the owner of such Marks as may be amended from time to time (collectively the
"Rules").   Any unauthorized use of the Marks will constitute a
material breach of this Agreement.   Upon termination of this
Agreement, each party will immediately discontinue any use of the other party's Marks.

     b.   Advertising.   Any advertising by WCCI relating to the
offer of Service and for Equipment through KIOSKS shall include specific Retailer store locations and shall first be approved in
writing by Retailers.   Retailer agrees to use its best efforts
to review and provide notice of approval or disapproval by the end of the second business day following receipt of each advertisement from WCCI.

8.   Exclusivity

     a.   Non-Compete.   Retailer agrees that at all times during
the term of this Agreement, neither it nor its personnel shall directly or indirectly offer Services or assist customers in obtaining Services through any competitor of WCCI in the Area, including, but not limited to, competitors of WCCI or WCCI's affiliates providing cellular telephone service (either voice or data), enhanced specialized mobile radio service, personal communications service, or any other similar situated voice radiotelephone or wireless data service ("Competitor"). Similarly, Retailer shall not permit any Competitor to directly
or indirectly solicit customers from any Location.   To the
extent a court of competent jurisdiction determines provisions of this paragraph to be unenforceable as written, Retailer and WCCI authorize such court to construe and interpret this paragraph as
broadly as possible.   The parties acknowledge and agree that the
exclusivity requirements in this Agreement shall not apply to one-way messaging/paging or two-way messaging/paging services, except where supported by a cellular network.

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     b.   Failure to Provide Service.   Notwithstanding, in the
event WCCI fails to provide Service for one or more Locations for a period of time extending beyond two or more calendar days, in addition to any other remedies Retailer may have against WCCI, Retailer shall have the right to unilaterally enter into an agreement with a replacement Service provider for such Location(s) and to delete such Location(s) from Exhibit B to this Agreement by providing written notice to WCCI, provided however, that WCCI shall not be obligated to process activations from such Location(s) for any such replacement Service providers. In such event, no exclusivity or non-compete provisions stated in this Agreement shall be applicable to the Area(s) for the Location(s).

     c.   Other Services.   If Retailer desires to offer or have
offered other wireless communications services (other than paging) through its stores, which are not then being offered by WCCI, WCCI shall have the right to match the terms offered to
Retailer by any other entity.   If WCCI does match the terms,
WCCI shall receive the right to offer such additional service through its kiosks in accordance with the terms of this Agreement
and the fee schedule agreed to at that time.   If WCCI elects not
to match such terms, then Retailer may contract with such third party and offer services of the third party through Retailer's stores.

9.   Non-Diversion of Subscribers

     During the term of this Agreement and for a period of one year after termination of this Agreement, Retailer shall not at any time (i) specifically request any Subscriber of WCCI whom Retailer knows to be a Subscriber of WCCI, to cancel or curtail its business with WCCI, or (ii) otherwise solicit, divert or attempt to divert any such Subscriber from doing business with
WCCI.   Notwithstanding, Retailer's continuing to advertise by
mailing advertisements similar to those currently distributed, to its mailing lists, shall not be considered in violation of this paragraph.

10.  Confidentiality

     a.   General.   Each party (the "Receiving Party") covenants
and agrees that, both during the term of this Agreement and for two years thereafter, it shall not use or disclose.to any person or entity any Confidential Information of the other party (the "Disclosing Party"), shall not in any other way publicly or privately disseminate any Confidential Information, and shall not help anyone else to do any of these things, unless required to do
so by law.   "Confidential Information" shall mean all


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information disclosed by the Disclosing Party to the Receiving
Party, not generally known to the public, that relates to the business or subscribers of either party, provided it is
identified as being "Confidential".   All Confidential
Information shall be considered trade secrets of the Disclosing Party and the Receiving Party shall treat such Confidential Information as it would treat its own Confidential Information. In the event of disclosure of Confidential Information by the Receiving Party, the Receiving Party shall be liable for direct damages and shall not be liable for any consequential damages.

     b.   Subscriber List.   WCCI shall provide Retailer with the
names, addresses, and phone numbers of persons who purchase
Equipment within each Location.   This information shall be
considered Confidential Information of WCCI and Retailer shall also have the right to add this information to its customer database and use it in the same manner as it uses other names and addresses in this database, provided Retailer does not use such information, either during the term of this Agreement or for one year thereafter, to solicit Subscribers to wireless communications services offered by any competitor of WCCI as set forth in section 9 above.

11.  Relationship of Parties

In all dealings within the scope of this Agreement, both parties acknowledge and agree that the relationship created hereby is that of independent contractors and is not and will not be deemed to be of any other relationship, including, without limiting the generality of the foregoing, that of joint ventures, joint
employers, principal and agent, or partnership.   Nothing in this
Agreement shall be construed to confer any right on one party to
incur any legal obligation on behalf of the other party.   WCCI
has not paid and will not be required to pay any franchise fees or equivalent fee to sell the Equipment or Service from the Kiosks, nor does this Agreement create any franchise between the parties.

12.  Miscellaneous

     a.   Governing Law.   This Agreement shall be governed by
the laws of the State of Tennessee.   The determination by any
court, agency or other governmental instrumentality that any provision of this Agreement is invalid or unenforceable shall not invalidate any other provision of this Agreement





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     b.   Waivers.   The rights of the parties under this
Agreement are cumulative.   No waiver of any covenant, condition
or limitation contained in this Agreement shall be valid unless agreed to in writing and signed by an authorized representative of each party.

     c.   Regulatory Matters.   This Agreement shall at all times
be subject to (1) changes or modifications to comply with, and
(2) any necessary approvals of local, state and federal regulatory agencies having jurisdiction over the offering or
provision of Service.   Retailer shall take no action
inconsistent with any efforts by WCCI before regulatory
authorities.   Retailer and WCCI shall comply with all FCC or
other governmental agency rules and regulations, all tariffs (if applicable), and all state, federal, local laws, regulations, rules and procedures which apply to this Agreement.

     d.   Force Majeure.   Neither party shall be liable for loss
or damage or be deemed to be in breach of this Agreement if its failure to perform its obligations results from (1) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state or municipal government or any department or agency thereof or any court of competent jurisdiction, (2) acts of omissions of the other party in violation of this Agreement, or (3) acts of God, fires, strikes, embargoes, war, insurrection, riot, and other causes beyond the reasonable control of the party.

     e.   Entire Agreement.   This Agreement and the Exhibits
hereto represent the entire agreement of the parties and may only be amended or superseded by written agreement executed by both parties.

     f.   Assignability.   Either party may assign this Agreement
upon thirty (30) days' written notice to the other party, to a parent, subsidiary, or affiliated entity, or to an entity in connection with any merger, consolidation or reorganization with, or the sale of all of the party's assets to, such entity, so long as the assignee is financially secure and the assigning party remains secondarily liable for the obligations and liabilities
assumed by the assignee.   Except to the extent set forth above,
neither party may assign this Agreement nor any of its obligations hereunder without the other party's prior written consent, which consent shall not be unreasonably withheld, and any assignment made without such consent shall be deemed to be null, void and to have no effect.

     g.   Survivability.   All terms, provisions,
representations, warranties, covenants and obligations of either party set forth herein which by their terms or nature extend beyond the termination or expiration, shall survive any termination or expiration of this Agreement.

     h.   Indemnification.   Retailer and WCCI hereby agree to
indemnify, defend, and hold the other party, and its directors, officers, employees, agents and/or assignees, and their heirs and legal representatives harmless against any liability for any claims or demands made by third parties arising out of the conduct of the indemnifying party's business or its breach or violation of any of the terms of this Agreement or its violation
of any federal, state, or local law or regulation.   The parties
agree that the obligations provided pursuant to this paragraph shall not be limited to any applicable workers' compensation statute.

     i.   Insurance.   During the term of this Agreement, each
party shall maintain comprehensive and general liability insurance policies in effect with limits of at least $3 million per occurrence and shall cause the other party to be listed as an
additional insured party under such policies.   WCCI shall also
obtain an endorsement listing Retailer and WCCI as named additional insureds on the general liability and product liability insurance policy for each manufacturer or supplier of
equipment.   A certificate of insurance indicating compliance
with this paragraph shall be sent by each party to the other party within thirty days following the execution of this Agreement by both parties, to the attention of the Insurance Department or Risk Management for each party, with a copy to the person listed in Paragraph l below, and annually thereafter.

     j.   Other.   Either party to this Agreement may take any
steps (including proceeding in law or in equity for injunctive relief and specific performance) necessary to protect its rights
hereunder.   Personnel employed by, or acting under the
authority-of, a party hereto shall not be deemed to be employees or agents of the other party, and the first party assumes full responsibility for their acts and shall have sole responsibility
for their supervision and control.   Each party shall notify the
other party in writing within five (5) days of the commencement of any action, suit or proceeding, or the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, involving the subject matter of this Agreement.

     k.   Attorneys' fees.   If a lawsuit is brought under this
Agreement by wither party, the prevailing party shall be entitled to recover reasonable attorneys' fees from the non-prevailing party.

     l.   Notices.   All notices hereunder shall be in writing,
shall be effective upon receipt, and shall be sent either by personal delivery, certified or registered mail, return receipt requested, or by overnight courier service with proof of delivery, to the following address:

Service Merchandise                WCCI
Address:                      Address:
Service Merchandise Company   Wireless Communications Centers
7100 Service Merchandise Dr.  6140-C Northbelt Parkway
Brentwood, TN 37027           Norcross, GA 30071
Attn: Barry Goodolf           Attn: Bruce Hahn

EXECUTED as of the date first written above.

SERVICE MERCHANDISE COMPANY, INC.  WIRELESS COMMUNICATIONS
                                   CENTERS, INC.
By:  /s/ E.J. McKeaney             By: /s/ Bruce Hahn
Name: E.J. McKeaney                Name:  Bruce Hahn
Title: EVP                         Title: President
Date:  10/11/96                    Date:  10/10/96

                              EXHIBITS



List of Exhibits to Kiosk Program Agreement Between Service
Merchandise Company, Inc.  and Wireless Communications Centers,
Inc.

               A.   Area Listing
               B.   Retail Store Location Listing
               C.   Program Fee Terms
               D.   Letter of Credit Sample
               E.   Reports to be Provided to Retailer
               F.   Price List for Equipment to by sold to WCCI

                              EXHIBIT A

                              MARKETS

PRIORITY            CARRIER             MARKET
     1              AirTouch            Atlanta
     2              Ameritech           Chicago
     3              SW Bell             Maryland
     4              Frontier            New York
     5              ComCast             New Jersey
     6              Nynex               New Hampshire
     7              U.S. Cellular       New Hampshire
     8              Vanguard            New Hampshire
                                        Pennsylvania, Florida
     9              Ameritel            Tennessee, Kentucky,
                                        Alabama
     10             SNET                Connecticut
     11             SW Bell             Missouri
     12             Alltel              N. Carolina
     13             Sprint              Virginia

NOTE: WCCI shall have the right to change the carrier without prior authorization of Retailer, but shall notify
          Retailer at least thirty (30) calendar days before any change in a carrier.

                         EXHIBIT B

                         LOCATIONS

                                   PROJECTED
                         KIOSK     INSTALLATION   THIRD PARTY
MARKET    STORE NO.      SIZE      DATE           CARRIER*
Atlanta        20        B                        Airtouch
               21        C                        Airtouch
               25        A                        Airtouch
               62        C                        Airtouch
               63        C                        Airtouch
               248       C                        Airtouch
               249       A                        Airtouch
               250       C                        Airtouch
               251       A                        Airtouch
               252       B                        Airtouch
               278       B                        Airtouch
Chicago        50        C                        Ameritech/USCI
               51        C                        Ameritech/USCI
               55        B                        Ameritech/USCI
               56        C                        Ameritech/USCI
               58        C                        Ameritech/USCI
               98        A                        Ameritech/USCI
               130       B                        Ameritech/USCI
               181       B                        Ameritech/USCI
               191       C                        Ameritech/USCI
               194       C                        Ameritech/USCI
               265       B                        Ameritech/USCI
               279       B                        Ameritech/USCI
               286       A                        Ameritech/USCI
               287       B                        Ameritech/USCI
               291       A                        Ameritech/USCI
               310       A                        Ameritech/USCI
               311       A                        Ameritech/USCI
               355       B                        Ameritech/USCI
               394       C                        Ameritech/USCI
               398       C                        Ameritech/USCI
               402       C                        Ameritech/USCI
               535       C                        Ameritech/USCI
               548       C                        Ameritech/USCI
               549       C                        Ameritech/USCI
               558       A                        Ameritech/USCI
               559       C                        Ameritech/USCI
Florida        428       -                        Vanguard
Indiana        73        A                        Contel/USCI



                                   18

EXHIBIT B - LOCATIONS continued
                                   PROJECTED
                         KIOSK     INSTALLATION   THIRD PARTY
MARKET    STORE NO.      SIZE      DATE           CARRIER*

Maryland       225       A                        B.A./Nynex
               231       C                        B.A./Nynex
               319       B                        B.A./Nynex
               349       A                        SW Bell
               235       -                        B.A./Nynex
               434       -                        B.A./Nynex
New York       69        A                        Frontier/USCI
               80        C                        Frontier/USCI
               206       A                        Frontier/USCI
               275       B                        Frontier/USCI
               167       -                        B.A./Nynex-USCI
NJ/PA/DE       122       C                        ComCast
               354       C                        ComCast
               397       B                        ComCast
               722       A                        ComCast
               396       C                        ComCast
               473       A                        ComCast
               202       -                        ComCast
               232       -                        ComCast
               351       -                        ComCast
New Hampshire  164       A                        Nynex/USCI
               229       B                        Nynex/USCI
               91        A                        Nynex/USCI
               307       A                        Nynex/USCI
               26        A                        STAR
Tennessee,     14        C                        Bell South
Kentucky,
Alabama, NC
               15        C                        Bell South
               16        A                        Bell South
               18        A                        Bell South
               23        A                        Bell South
               67        A                        Bell South
               78        C                        Bell South
               94        A                        Bell South
               101                                Bell South
               163       A                        Bell South
               171       A                        Bell South
               174       C                        US Cell./USCI
               240       -                        Bell South
               474       -                        Bell South



                                       19

EXHIBIT B - LOCATIONS continued
                                   PROJECTED
                         KIOSK     INSTALLATION   THIRD PARTY
MARKET    STORE NO.      SIZE      DATE           CARRIER*
               186       B                        Bell South
               258       B                        Bell South
               259       B                        US Cell./USCI
               271       C                        Bell South
               272       A                        Bell South
               296       A                        Bell South
               334       B                        Bell South
               427       C                        Bell South
               466       C                        Bell South
               777       A                        Bell South
Conn.           40       -                        B.A./Nynex
               184       C                        B.A./Nynex
               221       -                        B.A./Nynex
               316       -                        B.A./Nynex
               340       -                        B.A./Nynex
               820       -                        B.A./Nynex
               826       -                        B.A./Nynex
               829       -                        B.A./Nynex
Missouri       104       A                        SW Bell
               142       C                        SW Bell
               246       A                        SW Bell
               293       A                        SW Bell
               326       B                        SW Bell
N. Carolina    22        C                        Alltel/USCI
               28        A                        Alltel/USCI
               68        B                        Alltel/USCI
               332       C                        Alltel/USCI
Penn.          82        -                        Vanguard
               84        -                        Vanguard
               198       -                        Vanguard
               83        -                        Vanguard
               129       -                        Vanguard
               785       -                        Vanguard
Virginia       297                                SW Bell
               298                                SW Bell
               304                                SW Bell
               305       -                        GTE-Cellular 1
               312       -                        SW Bell
               315                                SW Bell
               318       -                        GTE-Cellular 1




                                       20

EXHIBIT B - LOCATIONS continued
                                   PROJECTED
                         KIOSK     INSTALLATION   THIRD PARTY
MARKET    STORE NO.      SIZE      DATE           CARRIER*
               348                                Bell South
               360       -                        Bell South
               373                                SW Bell
               391       -                        GTE-Cellular 1
Mass.          135       -                        B.A./Nynex-USCI
               149       -                        B.A./Nynex-USCI
               306       -                        S.N.E.T.
               383       -                        B.A./Nynex-USCI
               392       -                        B.A./Nynex-USCI
               787       -                        B.A./Nynex-USCI
               831       -                        B.A./Nynex-USCI
               839       -                        B.A./Nynex-USCI
Vermont        834       -                        B.A./Nynex-USCI

*NOTE: Any store noted to be associated with a third party carrier (i.e., carrier other than USCI) shall not be deemed to be part of this Agreement until Retailer advises WCCI that it is legally able to switch such store to WCCI coverage.

KEY for Kiosk size: A=6'x 8'   B=6' x 8' low profile   C=5'x 2'

                         EXHIBIT C

1.   Program Fee for Cellular Voice Activations

     a. Retailer shall be paid a Program Fee in the amount of $25 for each activation of a Subscriber on a WCCI retail rate plan ("Service Activations") obtained by WCCI in each location, except as to Service Activation where the Subscriber obtains a cellular telephone purchased pursuant to paragraph 3.b.(ii) by WCCI from Retailer's inventory, in which case the Program fee shall be $12.50.

     b. For the purpose of this Schedule, an activation on a WCCI retail rate plan shall be considered a Service Activation when WCCI has obtained a subscription for Service, WCCI has accepted the Subscriber and activated a cellular telephone number on the Service for such Subscriber, and the cellular telephone number has not been deactivated on or before the end of the calendar month in which Service was activated.

     c.   The following shall not be considered a Service
     Activation for the purposes of determining the Program Fee:

          i.   Activations on a WCCI rate plan of existing
          Subscribers who retain their respective cellular telephone numbers ("ESN Changes").

          ii. Activation with respect to a Subscriber who was, at any time within the ninety-day period immediately prior to the activation, a Subscriber to WCCI's Service; provided that additional cellular telephone numbers activated by such a Subscriber may qualify as a Service Activation.

     d. Retailer shall be paid an Accessory Fee in the amount of fifty percent (50%) of the gross retail sales price (excluding sales taxes) paid to WCCI of each Cellular Accessory sold from the Kiosks in Retailer's Locations.
     For the purposes of the Accessory Fee, "Cellular Accessories" shall include Equipment other than cellular telephones or wireless modems which are sold to a Subscriber in a transaction separate from such Subscriber's activation of Service with WCCI.

     e. In the event that a WCCI affiliate in any other area offers an Upgrade Program, under which a Subscriber who has been active on Service for at least one year and who purchases a new cellular telephone at a sales price in return for an additional one-year commitment for Service, and a Subscriber participates in such Upgrade Program at a Kiosk within a Location, Retailer shall be paid a Program Fee for such Subscriber's participation.

2.   Program Fee for Cellular Data Activations

     a. Retailer shall be paid a fee of $20 for each new or existing Subscriber obtained by Wireless Communications
     Centers, Inc.   in each location who (a) registers for new
     circuit-switched data service ("CDS Service") offered by WCCI and (b) purchases a CDS Service Enabling Product or a WCCI-offered value pack from WCCI at the Location.

     b. Notwithstanding the foregoing, Retailer shall not receive any fee for any Subscriber who was, at any time within the ninety-day period immediately prior to registration, a Subscriber to CDS Service, unless such Subscriber is adding additional CDS Service.

     c. "CDS Service Enabling Product" is defined as a cellular modem cable or laptop computer that enables a laptop computer to access and to operate over cellular networks.

3.   Program Fee for PCS Activations

     a. Retailer shall be paid a fee to be determined later for each new or existing subscriber obtained by WCCI to activate PCS service, which will later be mutually agreed to by the parties, but which shall in no event be less than $35.00 per PCS activation.

4.   Payment Terms

     a. Retailer shall be paid Program Fees, Accessory Fees and any other fees due under this Exhibit C, on or before the twentieth business day after the end of the calendar month in which such Service Activation or accessory sale occurred.

                         EXHIBIT D

                         DRAFT

(DATE) ____________________

IRREVOCABLE DOMESTIC LETTER OF CREDIT NO. ________

BENEFICIARY:   SERVICE MERCHANDISE COMPANY, INC.
               7100 SERVICE MERCHANDISE DRIVE
               BRENTWOOD, TN 37027

APPLICANT:     WIRELESS COMMUNICATIONS CENTERS, INC.
               6140-6 NORTHBELT PARKWAY
               NORCROSS, GA 30071

Dear Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit No. ________ in Beneficiary's favor for the account of Applicant, up to an aggregate amount of $ ________, expiring on February 28, 1998, at the counters of ________ Bank, Atlanta, Georgia, available by payment against Beneficiary's draft(s) drawn on ________ Bank at sight, accompanied by:

1. A written statement signed by an officer of the Beneficiary certifying that:

     "I, the undersigned, an officer of Service Merchandise hereby certify that (a) Wireless Communications Centers, Inc. ("WCCI") has failed to pay fees and commissions and/or other amounts ("Unpaid Commissions") due to Service Merchandise Company Inc. ("SMC") under their Kiosk Program Agreement dated ________ ("the Agreement") (b) said Unpaid Commissions have remained payable for longer than ten (10) calendar days after their due date, (c) said Unpaid Commissions are now due and payable, (d) that the notice required under Paragraph 3 herein has been duly given in accordance with the notice procedures of Section 12, paragraph L of the Agreement, and (e) a copy of the notice is attached with proof of its delivery."

2. A copy of the applicable WCCI "Commission Pass-Through Report(s)" or equivalent report which indicate(s) the amount of Commissions payable to Service Merchandise by cellular telephone number, or, in the event WCCI has failed to provide the required Commission Pass Through Report(s), a copy of the SMC Statement of Account for WCCI, which indicates the amount of Unpaid Commissions; or other applicable documentation.

3. A copy of the document that Service Merchandise sent to WCCI giving at least forty eight (48) hours (excluding weekends and holidays) prior written notice of its intention to draw upon this Letter of Credit.

4. A copy of the proof of delivery of the Notice to WCCI showing delivery at least forty eight (48) hours (excluding weekends and holidays) prior to drawing upon this Letter of Credit.

SPECIAL CONDITIONS

Partial drawings are permitted.

ANY DRAFT DRAWN UNDER THIS CREDIT MUST BE MARKED "DRAWN UNDER
IRREVOCABLE STANDBY LETTER OF CREDIT NO. ________ ISSUED BY
________ BANK, DATED ________."

EXCEPT AS OTHERWISE STATED HEREIN, THIS LETTER OF CREDIT IS
SUBJECT TO THE 1993 REVISION OF THE UNIFORM CUSTOMS AND PRACTICE
FOR DOCUMENTARY CREDITS OF THE INTERNATIONAL CHAMBER OF COMMERCE
(PUBLICATION NO. 500).

WE HEREBY ENGAGE WITH YOUR DRAWERS, ENDORSERS, AND BONA FIDE HOLDERS THAT ANY DRAWING NEGOTIATED UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT, WILL BE DULY HONORED ON PRESENTATION TO ________ BANK, ATLANTA, GA ON OR BEFORE THE EXPIRATION DATE.

                                   ________ BANK

                                   By: ______________________

                                   Name: ____________________

                                   Title: ___________________

                                   Date: ____________________

                         EXHIBIT E

              REPORTS TO BE PROVIDED TO RETAILER:



Commission Pass-through Report

The above report shall include full name, address, land line telephone number, and cellular telephone number for each subscriber.

                         EXHIBIT F

CATALOG NO.    QTY. ON HAND*       AVE. COST      TOTAL $
13202MLA       85                  $ 227.27       $   19,317.95
12354MLA       33                  $ 204.73       $    6,756.09
13222MLA       497                 $ 195.78       $   97,302.66
13205MLA       330                 $ 214.10       $   70,653.00
13214MLA       836                 $ 161.65       $  135,139.00
l2396MLA       263                 $ 196.72       $   51,737.36

800EGL         617                 $ 219.36       $  133,512.63
140EAB         1532                $ 227.49       $  348,514.68
3625ABL        864                 $ 210.68       $  182,027.52
29983PPF       472                 $ 303.79       $  143,388.88
5000PPF        565                 $ 277.75       $  156,702.75

550PPF         2175                $ 198.50       $  431,737.75
650PPF         938                 $ 225.00       $  211,050.00
MO2PPF         938                 $ 271.50       $  254,667.00
3815ABL        746                 $ 146.02       $  108,930.92
RD232BR        633                 $ 267.50       $  169,327.50
BN232BR        832                 $ 267.50       $  222,560.00
BL232BRG       976                 $ 267.50       $  261,080.00

               1332
                                   TOTAL          $3,004,405.84

*as of September 1, 1996